Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements No. 333-121518 on Form S-3 and 333-16253, 333-117930, 333-46772, 333-77149, 333-73054, and 333-129422 on Form S-8 of PG&E Corporation and Registration Statements No. 33-62488 and 333-109994 on Form S-3 of Pacific Gas and Electric Company of our reports dated February 21, 2007, relating to the financial statements and financial statement schedules of PG&E Corporation and Pacific Gas and Electric Company and management’s report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of PG&E Corporation and Pacific Gas and Electric Company for the year ended December 31, 2006.

DELOITTE & TOUCHE LLP

San Francisco, California
February 21, 2007